EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

EXPRESS SCRIPTS, INC.,

PONY ACQUISITION CORPORATION

and

PRIORITY HEALTHCARE CORPORATION

Dated as of July 21, 2005

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Section 8.5.	Interpretation	47
Section 8.6.	Counterparts	47
Section 8.7.	Entire Agreement; No Third Party Beneficiaries	47
Section 8.8.	Severability	47
Section 8.9.	Specific Performance	48
Section 8.10.	Governing Law	48
Section 8.11.	Assignment	48
Section 8.12.	Consent to Jurisdiction; Waiver of Jury Trial	48

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2005, by and among EXPRESS SCRIPTS, INC., a Delaware corporation (“Parent”), PONY ACQUISITION CORPORATION, an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), and PRIORITY HEALTHCARE CORPORATION, an Indiana corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger, including the consideration to be paid for each outstanding share (collectively, the “Shares”) of (A) Class A Common Stock, par value $.01 per share, of the Company (the “Class A Company Common Stock”) and (B) Class B Common Stock, par value $.01 per share, of the Company (the “Class B Company Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”) in the Merger is fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and the Merger and (iii) resolved to recommend approval of this Agreement and the Merger by such shareholders;

WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable to enter into, the Merger Agreement;

WHEREAS, as a condition and inducement to Parent’s and Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Sub are entering into a Voting Agreement (the “Voting Agreement”) with William E. Bindley (“Mr. Bindley”) in his individual capacity and with certain charitable remainder and grantor retained annuity trusts (the “Trusts”) of which Mr. Bindley is the sole trustee, pursuant to which, among other things, each of Mr. Bindley and the Trusts has agreed to vote the shares of Company Common Stock then owned by him or it in favor of the approval of this Agreement and the Merger; and

WHEREAS, the Board of Directors of the Company has approved in advance the transactions contemplated by this Agreement and the Voting Agreement for purposes of the provisions of Section 23-1-43 of the Indiana Business Corporation Law (the “IBCL”) and has amended its By-laws to provide that the provisions of Section 23-1-42 shall not be applicable to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCL, at the Effective Time, Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date (the “Closing Date”) which shall be the second business day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 or at such other time, date or place as agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with the relevant provisions of, the IBCL. The date and time of the filing of the Articles of Merger with the Secretary of State of the State of Indiana (or such later time as shall be agreed to by the parties hereto and is specified in the Articles of Merger) will be the “Effective Time”.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Incorporation; By-laws. (a) At the Effective Time and without any further action on the part of the Company or Sub, the restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the IBCL.

(b) At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of the Company, as amended, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONVERSION OF SHARES; SHAREHOLDERS MEETING

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b), Shares owned by Sub or any other wholly-owned Subsidiary of Parent or of the Company which shall remain outstanding and any Dissenting Shares) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $28 per share in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share in the manner provided in Section 2.4, less any required withholding taxes.

(b) Each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation.

Section 2.2. Treatment of Company Stock Options and Restricted Stock.

(a) At the Effective Time, each then outstanding option to purchase Shares (collectively, a “Company Stock Option”), granted pursuant to the Company’s 1997 Stock Option and Incentive Plan, the Broad Based Stock Option Plan and the Outside Directors Stock Plan (“Company Stock Plans”) whether or not then vested or exercisable, shall be cancelled by the Company, and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation (and, if necessary, Parent shall provide funds to the Surviving Corporation sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

(b) At the Effective Time, each share of restricted stock (a “Restricted Share” and, collectively, the “Restricted Shares“) outstanding as of the Effective Time and issued pursuant to the Company Stock Plans providing for the grant of Restricted Share awards, to the extent not already vested, shall vest and shall represent a right to receive the same rights provided to other holders of Company Common Stock pursuant to Section 2.1 above.

(c) Except as provided herein or as otherwise agreed to by the parties, all stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares shall terminate as of the Effective Time, and the Company shall, prior to the Effective Time, ensure that following the Effective Time no holder of any Company Stock Option nor any holder of a Restricted Share or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation (except to the extent required under any tax-qualified retirement plan maintained by the Company or any of its Subsidiaries prior to the Effective Time).

Section 2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares of Class A Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 23-1-44 of the IBCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the IBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the fair value of their Shares of Class A Company Common Stock as shall be determined pursuant to Section 23-1-44 of the IBCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the IBCL, such holder’s Shares of Class A Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(a) of this Agreement, without any interest thereon, less any required withholding taxes. The Company shall give Parent (a) prompt notice of any demands for appraisal pursuant to Section 23-1-44 of the IBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the IBCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the IBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 2.4. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.1(a). When and as needed, Parent or Sub will make, or will cause to be made, available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker’s acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the United States Securities and Exchange Commission (“SEC”) or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Surviving Corporation shall reasonably specify) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. As used in this Agreement, “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(c) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II; provided, however, that Parent or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable, without interest, to which such holders may be entitled pursuant to this Article II. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or any party hereto shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

Section 2.5. Withholding Taxes. Each of the Paying Agent, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or Merger Consideration otherwise payable to a holder of Company Common Stock, Company Stock Options or Restricted Shares, as the case may be, pursuant to the Merger such amounts as the Paying Agent, the Company, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Restricted Shares, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Company, Parent or the Surviving Corporation, respectively.

Section 2.6. Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub as follows:

Section 3.1. Organization; Subsidiaries; Charter Documents.

(a) Organization. Each of the Company and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company that is not a Significant Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such requisite corporate or other power and authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

As used in this Agreement, the term “Company Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (i) economic factors generally affecting the economy or financial markets as a whole or the industries in which the Company or any of its Subsidiaries operates which do not disproportionately impact the Company or any of its Subsidiaries, (ii) any change in Laws, unless such change adversely affects the Company or any of its Subsidiaries disproportionately in comparison to their respective competitors, and (iii) any event, change, circumstance or effect attributable to the reaction of the customers, suppliers or payors of the Company or any of its Subsidiaries to the public announcement of the transactions contemplated by this Agreement.

(b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the “Company Disclosure Schedule”) sets forth a complete list of the Company’s Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock, equity or membership interests and such list sets forth the jurisdiction of organization, the authorized and outstanding capital stock and the beneficial ownership of each Subsidiary and other entity as of the date hereof and separately identifies each Significant Subsidiary.

As used in this Agreement, the term “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.

As used in this Agreement, “Significant Subsidiary” means a Subsidiary of a Person that would constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), if such Rule were applicable to such Person.

(c) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of each of the restated articles of incorporation and by-laws of the Company, as amended to date (collectively, the “Company Charter Documents”) and (ii) true and correct copies of the articles of incorporation and by-laws, or like organizational documents, each as amended to date (collectively, “Significant Subsidiary Charter Documents”) of each of its Significant Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary of the Company is not in violation of its respective Significant Subsidiary Charter Documents.

Section 3.2. Capitalization of the Company.

(a) Company Capitalization. The authorized capital stock of the Company consists of 55,000,000 shares of Class A Company Common Stock, 180,000,000 shares of Class B Company Common Stock and 5,000,000 shares of preferred stock, without par value, of the Company (the “Preferred Stock”). As of the close of business on July 20, 2005, (i) 6,559,293 shares of Class A Company Common Stock were issued and outstanding, (ii) 37,493,288 shares of Class B Company Common Stock were issued and outstanding (including 151,451 unvested Restricted Shares) and 1,344,737 shares were held by the Company as treasury shares, (iii) 7,164,878 shares of Class B Company Common Stock were reserved for issuance under the Company Stock Plans (including shares referred to in (iv) below), and 461,638 shares of Class B Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan (“Company ESPP”), (iv) 5,785,505 shares of Class B Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the plans and agreements applicable to such Company Stock Options, (v) no shares of Preferred Stock were issued and outstanding and (vi) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which shareholders of the Company may vote were issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the plans and agreements applicable to the Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of, or are subject to, preemptive rights or similar rights. Except as set forth above and as contemplated by this Agreement, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”). None of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries.

(b) Subsidiary Capitalization. All outstanding shares of capital stock or other interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights or similar rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any liens, charges, security interests, options, claims, pledges, licenses, limitations in voting rights or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options, warrants, restricted stock, restricted stock units or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or any equity equivalents, interests in the ownership or earnings of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).

(c) Indebtedness. Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred in an amount in excess of $2,500,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote.

As used in this Agreement, the term “Contract” means any agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

As used in this Agreement, the term “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

Section 3.3. Corporate Authorization; Board Approval.

(a) Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval of this Agreement and the Merger by a majority of all of the votes entitled to be cast on this Agreement and the Merger by the holders of outstanding Company Common Stock (the “Company Requisite Vote”). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

(b) Board Approval. The Board of Directors of the Company has, at a meeting duly called and held on or prior to the date hereof, (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) resolved to make the Company Recommendation, (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval and (v) approved the transactions contemplated by the Voting Agreement for purposes of IC 23-1-43.

Section 3.4. Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a “Governmental Authority”) other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings, notices and permits set forth on Section 3.4 of the Company Disclosure Schedule; (iv) the filing with the SEC of (A) a Proxy Statement and other solicitation materials relating to the Shareholders Meeting and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (v) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5. Non-Contravention. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) contravene, conflict with or violate the Company Charter Documents, Significant Subsidiary Charter Documents or the articles of incorporation, by-laws or like organizational documents of each Subsidiary other than Significant Subsidiaries; (ii) subject to obtaining the approval of this Agreement and the Merger by the Company’s shareholders as contemplated in Section 5.6 and obtaining all the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority (“Law”), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority (“Order”) binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (iii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4 and Section 3.5 of the Company Disclosure Schedule, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (A) any Contract or (B) any Company Permit; or (iv) result in the creation or imposition of any Liens on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6. Company SEC Documents. The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002 (collectively, the “Company SEC Documents”). The Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act, as the case may be, applicable to the Company SEC Documents each as in effect on the date so filed, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

Section 3.7. Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the “Company Financials”): (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated balance sheet of the Company contained in the Company SEC Documents as of January 1, 2005 is hereinafter referred to herein as the “Company Balance Sheet,” and January 1, 2005 is hereinafter referred to herein as the “Company Balance Sheet Date”.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Balance Sheet and (ii) liabilities or obligations incurred in the ordinary course of business or otherwise that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting other than as disclosed in Section 3.7(f) of the Company Disclosure Schedule. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. For purposes of this Agreement, “knowledge of the Company”, “Company’s knowledge” or similar “knowledge” qualifiers mean the actual knowledge of the executive officers of the Company for purposes of Section 16 of the Exchange Act.

Section 3.8. Information in Disclosure Documents. Neither the Proxy Statement to be filed with the SEC in connection with the Merger nor any amendment or supplement to the Proxy Statement, will contain at the date the Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.9. Absence of Certain Changes. Except as disclosed in Section 3.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof, since the Company Balance Sheet Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have (a) a Company Material Adverse Effect or (b) a material adverse impact on the ability of the Company to consummate the Merger. Since the Company Balance Sheet Date, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (iii) set forth in Section 3.9 of the Company Disclosure Schedule, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Parent under Section 5.1.

Section 3.10. Insurance. Copies of all material insurance policies applicable to the Company and its Subsidiaries have been made available to Parent. Except as set forth in Section 3.10 of the Company Disclosure Schedule: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any policy; (iii) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy; (iv) all such insurance polices are customary in scope and amount of coverage for the business of the Company and its Subsidiaries; (v) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (vi) the Company and its Subsidiaries have not received any written notice of cancellation of any material insurance policy maintained in favor of the Company or any of its Subsidiaries or has been denied insurance coverage, in either case, in the past five years.

Section 3.11. Real Property; Title to Assets.

(a) Owned Real Property. Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all the real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property”). Each of the Company and its Subsidiaries has good, valid, fee simple and marketable title to each parcel of Owned Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except (i) Liens disclosed on Section 3.11(a) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and (iii) other Liens which, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Owned Real Property or with the conduct of the business of the Company and its Subsidiaries. Except as set forth in Section 3.11(a) of the Disclosure Schedule, there are no outstanding Contracts for the sale of any of the Owned Real Property. There are no leases, subleases, licenses, concessions or any other contracts, options or rights of first refusal or agreements granting to any Person or entity other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof.

(b) Real Property Leases. Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements under which the Company or any of its Subsidiaries, leases, subleases, licenses, uses or occupies (whether as landlord, tenant, subtenant other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases,” together with the Owned Real Property, the “Real Property”). The Company has previously furnished or otherwise made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. With respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company or its Subsidiaries, or, to the knowledge of the Company any other party thereto and (ii) except as set forth on the Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as disclosed on

Section 3.11(b) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings and (iii) other liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Real Property Lease or with the conduct of the business of the Company and its Subsidiaries.

(c) Personal Property. The Company and its Subsidiaries own or lease all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary to carry on their businesses as now being conducted, subject to no Liens that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12. Company Intellectual Property. Section 3.12 of the Company Disclosure Schedule lists all registrations or applications for registration of any Company Intellectual Property and all material Company Intellectual Property. All material Company Intellectual Property is valid, subsisting and enforceable in all respects and the Company or its Subsidiaries own or have the right to use all material Company Intellectual Property free and clear of all Liens. Except as individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) no Action is pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenge the validity or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any infringement or infringing use of any of the Company Intellectual Property or licenses by any Person; (iii) the Company or the Subsidiaries take all reasonable actions to maintain and protect the Company Intellectual Property, including confidential Company Intellectual Property, and (iv) to the Company’s knowledge, no infringement, misappropriation or violation of any intellectual property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no claim has been made by any third party based upon an allegation of any such infringement.

As used in this Agreement, the term “Company Intellectual Property” means (i) all domestic and foreign patents, trademarks, service marks, copyrights, trade names, domain names and all material licenses running to or from the Company or any of its Significant Subsidiaries relating to the Company’s or any of its Significant Subsidiaries’ businesses or owned by the Company or any of its Significant Subsidiaries, (ii) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, brand names and logos; and (iii) all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and its Significant Subsidiaries, and all common law rights relating to the foregoing.

Section 3.13. Litigation. (a) Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, investigation, claim, charge or proceeding

(“Actions”) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective assets, properties or rights (a) by, before or with any of the Food Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards, and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products, including controlled substances, or over the provision of health care items or services, (b) by, before or with any other Governmental Authority or (c) by or with any other Person, except, in the case of clauses (b) and (c), for any such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has been charged with, convicted of or pleaded nolo contendre to a crime nor, to the knowledge of the Company, have any criminal charges been threatened by a Governmental Authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries has been charged with, convicted of or pleaded nolo contendre to a crime with respect to actions taken in the scope of his or her duties as an officer or employee of the Company or any of its Subsidiaries nor have any criminal charges been threatened by a Governmental Authority against any such Person with respect to actions taken in the scope of his or her duties as an officer or employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company or any of its Subsidiaries), nor is any such order or agreement being threatened against the Company or any of its Subsidiaries.

Section 3.14. Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns are correct and complete in all material respects and correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all Taxes not yet due and owing in the Company Financials in accordance with GAAP.

(b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) As of the date of this Agreement, none of the material Tax Returns of the Company or its Subsidiaries filed during any of the most recent six years have been examined by any Taxing Authority and no material audit, action, proceeding or assessment is pending or threatened by any such Taxing Authority against the Company or its Subsidiaries. No written claim has been made during the most recent six years by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) As of the Closing Date, neither the Company nor its Subsidiaries will be a party to, be bound by or have any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(e) There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any Company Subsidiary has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the promulgated regulations thereunder.

(k) Neither the Company nor any of its Subsidiaries is required to make any payments in connection with transactions or events contemplated by this Agreement or is a party to an agreement that would require it to make any payments that would not be fully deductible by reason of Section 162(m) of the Code.

As used in this Agreement, the term “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or Personal Property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, employment, severance, stamp, occupation, premium, environmental, custom duties, disability, registration, alternative or add-on minimum, estimated, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments whether or not disputed.

As used in this Agreement, the term “Taxing Authority” means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

As used in this Agreement, the term “Tax Return” means any report, return, document, claim for refund, declaration or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

Section 3.15. Employee Benefit Plans. (a) There are no benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements or plans, incentive compensation, bonus, stock option, restricted stock, stock appreciation rights and stock purchase plans) of any type, whether oral or written, (including but not limited to any plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), contributed to or maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former director, officer, employee or independent contractor of the Company or any ERISA Affiliate (collectively, “Business Employees”) or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on Section 3.15(a) of the Company Disclosure Schedule (the “Benefit Plans”). Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has adopted or announced any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would materially increase the liability of the Company or any ERISA Affiliate to any Business Employee.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, with respect to each Benefit Plan, (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determination letter from the Internal Revenue Service that such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would have an adverse effect on such qualification (or that would cause such plan not to receive such a favorable determination letter); (ii) such plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law; (iii) no breaches of fiduciary duty have occurred; (iv) other than routine claims for benefits, no proceedings or disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such plan has incurred or will incur any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code, whether or not waived; (viii) no plan is a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, or is covered by Section 4063 or 4064 of ERISA; and (ix) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (or any successor entity thereto) (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC); provided, however, that all of the foregoing representations shall be deemed to be true so long as the liability which could reasonably be expected to arise thereunder, without regard to this proviso (when aggregated with all such other liabilities thereunder, disregarding this proviso) could not result in liability that would have a Company Material Adverse Effect.

(c) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including Sections 4063, 4064 and 4069 of ERISA) that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect and, to the knowledge of the Company, no reasonable basis for any such liability exists.

(d) Except as set forth in Section 3.15(d)(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any Business Employee to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan or otherwise limit or restrict the right of the Company or the Surviving Corporation to merge, amend or terminate any of the Benefit Plans. Except for those individuals as set forth in Section 3.15(d)(ii) of the Company Disclosure Schedule, no director, officer or other employee of the Company or its Subsidiaries will, as a result of the consummation of the transactions contemplated by this Agreement, be entitled to receive “excess parachute payments”

(as such term is defined in Section 280G of the Code). The aggregate amount of all payments and benefits that constitute “parachute payments” (as such term is defined in Section 280G of the Code) payable as a result of the transactions described herein, either alone or together with another event such as termination of employment, will not, in the aggregate, exceed $27,473,454. Except as set forth in Section 3.15(d)(iii) of the Company Disclosure Schedule, by no later than December 31, 2005, no Business Employee shall have any right to any payment, award or benefit under any Benefit Plan that could give rise to the imposition of any tax on the Business Employee under Section 409A of the Code.

(e) The Company has delivered or made available to Parent accurate and complete copies of all texts, summary plan descriptions, trust agreements and other related summaries, communications, and agreements including all amendments to the foregoing (and a written description of any unwritten plans or agreements); the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Internal Revenue Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

(f) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is properly so characterized.

(g) None of the Benefit Plans provide for postretirement welfare benefits (other than those required to be provided under Section 4980B of the Code) to be provided to any Business Employee now or in the future.

Section 3.16. Compliance with Laws; Permits.

(a) Compliance with Laws. (i) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (A) the Company and each of its Subsidiaries has conducted its business and is, in compliance with all Orders and Laws and corporate policies applicable thereto and (B) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

(ii) Each of the Company and each of its Subsidiaries is in compliance with all applicable Laws (including any guidance interpreting such Laws) relating to (A) the Medicare program, the Medicaid program or any other federal health care program; (B) health care fraud and abuse; (C) state health care programs or health insurance programs; (D) billing or claims for reimbursement submitted to any third-party payor; (E) fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (F) privacy or confidentiality of health records or personal health information, except for any such failures to be in compliance with any of the matters described in the foregoing clauses (A) through (F) that individually or in the aggregate have not had, or would not reasonably be expected to have, a Company Material Adverse Effect and that would not reasonably be expected to result in the imposition of criminal penalties or exclusion from the Medicare or Medicaid program.

(iii) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) is party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, (D) has been convicted of any criminal offense relating to the delivery of any item or service reimbursable under a federal or state health care program or relating to manufacturing, distributing, wholesaling, labeling, packaging, marketing, prescribing or dispensing prescription drugs or controlled substances, or (E) is a party to or subject to any Action concerning any of the matters described in clauses (A) through (D), inclusive, above.

(b) Company Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses except where the failure to hold the same individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Permits”). Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Permits. The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is or may become a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any such Company Permit.

Section 3.17. Environmental Matters. Except as disclosed in Section 3.17 of the Company Disclosure Schedule and except individually or in the aggregate as have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times prior, was in compliance with all applicable Environmental Laws except for instances of non-compliance that have been resolved prior to the date of this Agreement, (ii) no notice, notification, demand, request for information, citation, summons or Order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law that has not been resolved prior to the date of this Agreement, (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released at, on, under or form any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries, and (iv) there are no Environmental Liabilities. For purposes of this Section, the terms “Company” and its “Subsidiaries” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

As used in this Agreement, the term “Environmental Laws” means any and all federal, state, local and foreign Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment, natural resources or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

As used in this Agreement, the term “Environmental Liabilities” means any and all liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from or relate to actions occurring or conditions existing on or prior to the Closing Date.

As used in this Agreement, the term “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

Section 3.18. Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms and are enforceable by the Company and its Subsidiaries in accordance with their respective terms. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication from any party to a Company Material Contract or on behalf of any such party that either the Company or its Subsidiaries is in default under a Company Material Contract or such party intends to cancel, terminate or fail or renew such Company Material Contract. Section 3.18(a) of the Company Disclosure Schedule contains a complete and correct a list of all the Company Material Contracts. True and correct copies of the Company Material Contracts have been made available to Parent.

(a) As used in this Agreement, the term “Company Material Contract” means:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract with a pharmaceutical manufacturer relating to pharmaceutical product purchases by the Company or any of its Subsidiaries of more than $2 million per year, regardless of whether such purchases are made directly from such pharmaceutical manufacturer or a third-party intermediary;

(iii) any Contract (other than a Contract described in one of the other provisions of this definition without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the Company’s fiscal year ended January 1, 2005 by the Company or any of its Subsidiaries in excess of $2,500,000 and that is not otherwise cancelable by the Company or such Subsidiary without any financial or other penalty on 180-days’ or less notice;

(iv) any Contract that contains any express material restriction on the ability of the Company or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area or that would obligate the Company or any of its Subsidiaries or affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;

(v) any Contract or arrangement (other than between or among the Company or any direct or indirect wholly owned Subsidiaries of the Company) under which the Company or any of its Subsidiaries has (i) incurred any indebtedness for borrowed money that is currently outstanding or (ii) given any guarantee in respect of indebtedness for borrowed money, in each case having an aggregate principal amount in excess of $2,500,000;

(vi) any Contract or license pursuant to which the Company obtains any Company Intellectual Property that are necessary for the marketing, distribution or sale of any of its products or pursuant to which the Company has granted exclusive rights to any Company Intellectual Property;

(vii) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party; and

(viii) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, each executive officer and each other officer of the Company or its Significant Subsidiaries, as applicable, has entered into a non-compete agreement in favor of the Company or the respective Significant Subsidiary, as applicable. Substantially all other employees of the Company and its Subsidiaries have entered into non-compete agreements in favor of the Company or the respective Subsidiary, substantially in the form provided to Parent.

Section 3.19. Finders’ Fees. Except for J.P. Morgan Securities Inc. and Goldman, Sachs & Co., a copy of each of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company has not agreed to pay any discretionary fees or commissions to J.P. Morgan Securities Inc. or Goldman, Sachs & Co. pursuant to such engagement letters.

Section 3.20. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Class B Company Common Stock in connection with the Merger is fair to such holders from a financial point of view.

Section 3.21. Takeover Statutes. To the Company’s knowledge, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent and Sub will not be prohibited from entering into a “business combination” (as such term is used in Section 23-1-43 of the IBCL) with the Company as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.22. Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) affiliate of any such executive officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

Section 3.23. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2000 or is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(b) Since January 1, 2000, none of the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

Section 3.24. Knowledge. To the knowledge of the Company, neither Parent nor Sub is in breach of its representations and warranties contained in this Agreement as of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as set forth below.

Section 4.1. Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly organized and validly existing under the Laws of the State of Indiana. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of Parent and its Subsidiaries taken as a whole.

Section 4.2. Corporate Authorization. Each of Parent and Sub has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent and Sub, and have been adopted by Parent as the sole stockholder of Sub. No vote of any class or series of Parent’s capital stock and no further vote of any capital stock of Sub is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, good faith and fair dealing, regardless of whether in a proceeding at equity or at Law).

Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices as may be required under the Securities Act and the Exchange Act in connection with this Agreement and the transactions contemplated by this Agreement; (iv) filings and notices not required to be made or given until after the Effective Time; and (v) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

Section 4.4. Non-Contravention. The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby will not: (i) contravene or conflict with any provision of each of Parent’s and Sub’s certificate of incorporation and by-laws; (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Sub; (iii) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Sub under (A) any provision of any material Contract binding upon Parent or Sub or (B) any material license, franchise, or permit held by Parent or Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Sub, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

Section 4.5. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will contain, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, “knowledge of Parent” means the actual knowledge of the executive officers of Parent for purposes of Section 16 of the Exchange Act.

Section 4.7. Finders’ Fees. The Company will not be responsible for any fee or commission to any investment banker, broker, finder, other intermediary or other Person upon consummation of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Sub.

Section 4.8. Sub. Sub is a newly-formed and indirect wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

Section 4.9. Knowledge. To the knowledge of Parent, the Company is not in breach of its representations and warranties contained in this Agreement as of the date of this Agreement.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, employees, creditors and business partners;

(b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

(c) neither the Company nor any of its Subsidiaries shall: (i) amend or propose to amend its articles of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company’s wholly owned Subsidiaries to the Company or its wholly owned Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than the disposal of assets in the ordinary course consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation (whether annual base salary or wages or bonus opportunities or amounts) payable or to become payable by the Company or any of its Subsidiaries to any Business Employee (excluding executive officers who shall be given no increases) other than scheduled annual merit increases in annual base salary or wages in the ordinary course of business consistent with past practice in an amount not to exceed 4% in the aggregate for all such Business Employees given such scheduled increases; (ii) except to the extent currently required under applicable Law or the terms of the applicable Benefit Plan disclosed in Section 3.15(a) of the Company Disclosure Schedule, adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (iii) hire any new officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee) or terminate the employment of any officers, executives or employees at or above the level of vice president (except for cause), or promote any officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee);

(e) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

(f) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing revolving credit facilities in an amount not to exceed $95 million in principal at any one time outstanding; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than the Company or one of its wholly-owned Subsidiaries); (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to non-officer employees in accordance with past practice); or (iv) make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice and in accordance the Company’s budgeted capital expenditures for fiscal year 2005;

(g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods, policies, procedures, practices or principles used by it unless required by GAAP;

(h) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger and other than as permitted by Section 5.6;

(i) neither the Company nor any of its Subsidiaries shall merge or consolidate with any other Person (other than as permitted by Section 5.6) or acquire assets or capital stock of any Person (other than the acquisition of inventory in the ordinary course of business consistent with past practice);

(j) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

(k) neither the Company nor any of its Subsidiaries shall enter into any joint venture, partnership or other similar arrangement;

(l) neither the Company nor any of its Subsidiaries shall (i) enter into any Contract that if existing on the date hereof would be a “Company Material Contract” other than Contracts with suppliers and customers in the ordinary course consistent with past practice, (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party, (iii) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder, (iv) change incentive policies or payments under any Company Material Contracts existing on the date hereof or entered into after the date hereof, or (v) enter into any Contract relating to the disposition of assets and/or capital stock except as permitted by Section 5.6;

(m) neither the Company nor any of its Subsidiaries shall settle or compromise any (i) material Action, whether administrative, civil or criminal, in law or in equity or (ii) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

(n) neither the Company nor any of its Subsidiaries shall waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement to which it is a party;

(o) neither the Company nor any of its Subsidiaries shall make or change any elections with respect to Taxes, amend any Tax Returns, change any annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice;

(q) neither the Company nor any of its Subsidiaries shall enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

(r) the Company shall use reasonable best efforts to remediate and correct, in accordance with industry standards, any deficiencies in the design and operation of its internal controls over financial reporting disclosed prior to the Closing to the Company’s auditors or the audit committee of the Company’s Board of Directors; and

(s) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (other than with respect to clauses (a) and (r) above).

Section 5.2. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or any insurance regulatory Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including not denying access to any third party reasonably requested by Parent. Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated March 22, 2005, as amended (the “Confidentiality Agreement”).

Section 5.3. Regulatory Matters. (a) As soon as practicable after the date of this Agreement, Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(b) As soon as practicable after the date of this Agreement, each of Parent and the Company shall make, and shall cause its Subsidiaries to make, all necessary notifications, filings with or applications to any Governmental Authority that has issued a Company Permit with respect to the transactions contemplated by this Agreement.

(c) Parent and the Company shall: (i) use their commercially reasonable efforts to obtain prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period with respect to the transactions contemplated by this Agreement); (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under the HSR Act; (iii) keep the other parties hereto promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection therewith; and (iv) permit the other parties to review any material written communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences.

(d) Each of the Company and Parent shall, and shall cause its Subsidiaries to, (i) use its commercially reasonable efforts to diligently prosecute all filings made pursuant to Sections 5.3(a) and 5.3(b), and all similar foreign Governmental Authorities for consent to the transactions contemplated herein and to provide all appropriate notifications to foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby.

Section 5.4. Employee Matters. (a) From the Effective Time through December 31, 2005, Parent shall either continue the existing Benefit Plans of the Company (other than equity or equity-based plans) or shall provide, or cause the Surviving Corporation to provide, benefits (excluding, for the avoidance of doubt, any equity or equity-based awards) to employees of the Company and its Subsidiaries under substitute plans or arrangements (“Parent Benefit Plans”) that are no less favorable in the aggregate to such employees than those provided under such existing Benefit Plans (other than equity or equity-based plans).

(b) With respect to any Parent Benefit Plan which is an “employee benefit plan” as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate in such plan, vesting of benefits and benefit accrual (other than for purposes of any defined benefit pension plan) service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Parent Benefit Plan that is a welfare benefit plan. Business Employees also shall be given credit for amounts paid under a corresponding Benefit Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of any Parent Benefit Plan in which the Business Employees participate during any such plan year.

(c) The Company shall take all action to the extent necessary (including amending the Company ESPP) such that no further purchases of Company Common Stock under the Company ESPP will be made after the second quarter of 2005 and the Company ESPP shall be terminated immediately prior to the Effective Time. Parent shall take all action to the extent necessary (including amending the Parent’s Employee Stock Purchase Plan (“Parent ESPP”)) such that the employees of the Company or its Subsidiaries prior to the Effective Time who become employees of Parent or one of its Subsidiaries after the Effective Time shall be eligible to participate in the Parent ESPP as soon as practicable after the Effective Time.

(d) All provisions contained herein with respect to Business Employees, Benefit Plans, and any rights thereunder are included for the sole benefit of Parent and the Company and shall not create any right (i) in any other Person, including, without limitation, any Business Employees or any beneficiary thereof or (ii) to continued employment of any Business Employee with the Surviving Corporation on or after the Effective Date.

Section 5.5. No Solicitation. (a) The Company agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, “Representatives”), directly or indirectly, to:

(i) solicit, initiate or otherwise facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry (including any proposal from or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries, or any purchase or sale of 10% or more of the capital stock or 10% or more of the assets of the Company or any of its Subsidiaries (in each case, a “Competing Transaction”);

(ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to a Competing Transaction or a proposal, inquiry or offer that could reasonably lead to a Competing Transaction; or

(iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to a Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions);

provided, however, that at any time prior to the Shareholders Meeting:

(b) (i) the Company may take any action described in the foregoing clause (ii) in respect of any Person, but only if (A) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction that, in the good faith judgment of the Company’s Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to be a Superior Proposal and (B) the Board of Directors of the Company (or any authorized committee thereof), determines in good faith based upon the advice of counsel, that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable Law; provided, further, that (1) prior to the Company furnishing any confidential information to such Person, such Person shall have entered into a confidentiality agreement with the Company in substance substantially similar to and no more favorable to such Person than the Confidentiality Agreement and (2) the Company shall promptly (but in any event within 24 hours) notify Parent in writing of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and shall keep Parent reasonably informed as to the status thereof and of any modifications to such inquiries, proposals or offers (the Company agreeing that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent);

(ii) the Company may enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions of clause (b)(i) above have been met) regarding any such Competing Transaction, or the Company’s Board of Directors (or any authorized committee thereof) may approve or recommend to its shareholders (or resolve to do so), or publicly propose to approve or recommend to its shareholders an unsolicited bona fide written proposal for a Competing Transaction or make a Non-Recommendation Determination in connection with a Superior Proposal, but only if (A) the Company and its Subsidiaries have complied with their obligations under this Section 5.5 and (B) the Company has first given Parent at least five (5) business days to respond to such Competing Transaction after the Company has notified Parent in writing (such notice to be delivered to Parent promptly, but in any event within 24 hours, of the Company or any of its Representatives becoming aware of such Competing Transaction) that, in the absence of any further action by Parent, (1) in the good faith judgment of the Company’s Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, the Company’s Board of Directors (or any authorized committee thereof) has concluded such Competing Transaction is a Superior Proposal; (2) the Company’s Board of Directors (or any authorized committee thereof), has determined in good faith and upon the advice of counsel, that it is reasonably likely to be required to take such action in order to comply with its fiduciary duties under applicable Law, and in each case given due consideration to any amendments or modifications to this Agreement proposed by Parent during such period (including confirming that giving effect to any such amendments or modifications such Competing Transaction continues to constitute a Superior Proposal); and (3) in the event the Company intends to enter into any such agreement or arrangement (other than a confidentiality agreement that may be entered into if the conditions of clause (b)(i) above have already been met) regarding any such Competing Transaction, the Company has previously terminated this Agreement in accordance with Section 7.1(c)(ii) and paid the Company Termination Fee pursuant to Section 7.3(b)(iv); and

(iii) nothing herein shall limit the Company’s ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required by applicable Law; provided, however, that neither the Company nor the Company’s Board of Directors (nor any committee thereof) shall (A) recommend that the shareholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (B) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 5.5 shall have been satisfied.

(c) As used in this Agreement, “Superior Proposal” means a bona fide, written proposal by a third-party for a Competing Transaction not solicited in violation of this Section 5.5 that is on terms that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with its counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company from a financial point of view (taking into account the identity of the offerer, the likelihood that the transaction will be consummated and all legal, financial and regulatory aspects of the proposal, including the terms of any financing) than the transactions contemplated by this Agreement; provided, however, that to be a Superior Proposal, a Competing Transaction must result in a third-party (or the shareholders of such third-party) acquiring, directly or indirectly, Shares representing more than 50% of the economic and voting power of the Company Common Stock (or the economic and voting power of the capital stock of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

The Company will, and will cause its Subsidiaries and Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third-parties be returned promptly.

Section 5.6. Shareholders Meeting. (a) Company’s Obligations Relating to the Shareholder Approval Process. Subject to the provisions of Sections 5.5 and 7.1, the Company shall:

(i) take all action, in accordance with the U.S. federal securities Laws, the IBCL, all other applicable Law and the Company Charter Documents, necessary to duly call, give notice of, hold and convene a special meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote on the approval of this Agreement and the Merger (the “Shareholders Meeting”);

(ii) subject to Section 5.6(b), include in the Proxy Statement the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”); and

(iii) use commercially reasonable efforts, in accordance with the U.S. federal securities Laws, the IBCL and all other applicable Law, to solicit from its shareholders entitled to vote thereon proxies to be voted at the Shareholders Meeting sufficient under applicable Law to constitute the Company Requisite Vote.

(b) Non-Recommendation Determination. If the Company’s Board of Directors (or any authorized committee thereof) shall have determined in connection with a Superior Proposal, in good faith and upon advice of legal counsel, that either (i) prior to the mailing of the Proxy Statement, it cannot or will not be able to make the Company Recommendation, or (ii) after having made the Company Recommendation, it is required to withdraw, revoke or modify such recommendation in any manner adverse to Parent (a “Non-Recommendation Determination”), the Company shall (A) promptly provide written notice thereof to Parent and (B) be permitted to make a Non-Recommendation Determination; provided, however, that the Company’s Board of Directors (or any authorized committee thereof) may make a Non-Recommendation Determination only if the Company shall have complied in all respects with the applicable provisions of Section 5.5 with respect to such Superior Proposal.

Section 5.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties hereby agree and acknowledge that commercially reasonable efforts under this Section 5.7 or under Section 5.3 shall not require, or be construed to require, Parent or the Company or any of their respective Subsidiaries or other affiliates to (i)(A) offer, sell or hold separate pending divesture, or agree to offer, sell or hold separate pending divestiture, or (B) consent to any such offer, sale, holding or agreement, before or after the Effective Time, of any businesses, operations or assets, or interests in an business, operations or assets, of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (ii) take or agree to take any other action or agree or consent to any limitation or restrictions on or changes in any such businesses, operations or assets of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

Section 5.8. Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by obligations pursuant to any listing agreement with a national securities exchange or Nasdaq, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

Section 5.9. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt notice to Parent of any communication received by the Company or any of its Subsidiaries from, or on behalf of, any party to a Company Material Contract that such party intends to cancel, terminate or fail or renew such Company Material Contract.

Section 5.10. Directors’ and Officers’ Insurance and Indemnification. (a) Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company’s Subsidiaries or person entitled to indemnification (individually an “Indemnified Party” and collectively the “Indemnified Parties”), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) (“Indemnified Liability”) based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including those related to this Agreement and the transactions contemplated hereby. The Indemnified Parties shall be entitled to advancement of expenses to the fullest extent permitted by applicable Law. Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date hereof; provided, however, that if the annual cost of such “tail” insurance policies are not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by the Company for such insurance (the “Insurance Cap”), the Company shall cause to be obtained as much comparable insurance for as long a period (not to excess six (6) years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

(b) Promptly after receipt by an Indemnified Party of notice of the assertion (an “Assertion”) of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation (“Indemnitors”) hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent; provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.10.

(c) The covenants contained in this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11. Proxy Statement. (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders Meeting at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its reasonable best efforts to have the Proxy Statement and form of proxy cleared by the SEC and shall cause the proxy statement to be mailed to the Company’s shareholders as promptly as practicable after the date of this Agreement. The term “Proxy Statement” shall mean such proxy or information statement (including, without limitation a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.11. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing and shall include in such document or response all comments reasonably proposed by Parent. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company’s response to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement.

(b) Information. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and shall include in such document or response all comments reasonably proposed by Parent; and will provide Parent with a copy of all such filings made with the SEC. The information provided and to be provided by Parent, Sub and the Company, respectively, for use in the Proxy Statement shall not contain, on the date the Proxy Statement is first mailed to the Company’s shareholders and on the date of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company, Parent and Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

(c) Company SEC Documents. Each of the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Documents (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Company Financial Statements. Each of the audited and unaudited financial statements (including any related notes) included in the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

Section 5.12. Cooperation. (a) Without limiting the generality of Section 5.3, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Proxy Statement and (ii) in seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Without limiting the generality of Sections 5.2 and 5.3, prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the financing of the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and (ii) its independent accountants and counsel to provide assistance to Parent, including providing consent to Parent to prepare and use their audit reports relating to the Company and its Subsidiaries, at the cost of Parent, to provide any necessary “comfort letters”.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company in accordance with the IBCL;

(b) no court, arbitrator or governmental body, agency or official shall have issued any Order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; and

(c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) the representations and warranties of the Company shall have been true and accurate as of the date of this Agreement and the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) (except in Section 3.9), would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; notwithstanding the foregoing, it is acknowledged and agreed by the Company that the failure of any of the representations and warranties set forth in Section 3.13(b) (other than with respect to (i) any non-officer employee of the Company or any of its Subsidiaries being charged with, convicted of or pleading nolo contendre to a crime with respect to actions taken in the scope of his or her duties as an employee of the Company or any of its Subsidiaries, (ii) any criminal charges being threatened by a Governmental Authority against any such non-officer employee with respect to actions taken in the scope of his or her duties as an employee of the Company or any of its Subsidiaries or (iii) any verbal statements by a Governmental Authority which to the reasonable satisfaction of Parent (including through direct communications with the applicable Governmental Authority if necessary) do not constitute a threat of criminal charges by a Governmental Authority against an officer of the Company or any of its Subsidiaries with respect to actions taken in the scope of his or her duties as an officer of the Company or any of its Subsidiaries or against the Company or any of its Subsidiaries or a threat that the Company or any of its Subsidiaries would be subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company or any of its Subsidiaries)) to be true and correct shall be deemed to have a Company Material Adverse Effect; provided, however, that if Parent reasonably determines that a verbal statement by a Governmental Authority constitutes a threat of criminal charges by a Governmental Authority against an officer of the Company or any of its Subsidiaries with respect to actions taken in the scope of his or her duties as an officer of the Company or any of its Subsidiaries or against the Company or any of its Subsidiaries or a threat that the Company or any of its Subsidiaries would be subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company or any of its Subsidiaries), the Company shall have thirty (30) days to cure such Company Material Adverse Effect; provided, further, that such cure period may be extended by mutual agreement of the parties hereto; provided, further, that notwithstanding the foregoing, any such cure period shall automatically terminate two business days prior to the Outside Date;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time;

(c) the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied;

(d) any filing or consent with any Governmental Authority the absence of which would reasonably be expected to have a Company Material Adverse Effect shall have been obtained;

(e) the ratio (expressed as a percentage) equal to the aggregate number of Shares held by Persons who have perfected their appraisal rights pursuant to the IBCL divided by the aggregate number of Shares issued and outstanding immediately prior to the Closing shall not be greater than 5%; and

(f) the Company shall have delivered to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each subsidiary of the Company, in ease case, effective at the Effective Time.

The rights of Parent pursuant to this Section 6.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by Parent at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty of the Company.

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) the representations and warranties of Parent and Sub shall be true and accurate as of the date of this Agreement and the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), would not individually or in the aggregate reasonably be expected to materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated hereby;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time; and

(c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its President or Chief Financial Officer to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and except as provided below, whether before or after any approval of this Agreement by the shareholders of the Company:

(a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Merger has not been consummated by December 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(ii) five (5) business days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority, in each case located in the United States, preventing the consummation of the transactions contemplated by this Agreement shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) business day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such injunction or other similar order; or

(iii) provided that there shall have occurred a duly held meeting of the Company’s shareholders (including any adjournment or postponement thereof) at which a vote was taken of the Company’s shareholders in accordance with the

IBCL, the Company Requisite Vote shall not have been obtained at the Shareholders Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the Company is in breach of its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a); or

(c) by the Company if:

(i) a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise, to a failure of the conditions set forth in Section 6.3(a) or (b) hereof and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii) prior to the Shareholders Meeting, the Board of Directors of the Company shall have resolved to approve and recommend a Superior Proposal after having complied with the requirements of Section 5.5; or

(d) by Parent:

(i) if a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof and cannot be cured by and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii) upon (A) a Non-Recommendation Determination, (B) if the Company’s Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolved to do so) a Superior Proposal or (C) if the Company shall have breached its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a).

Section 7.2. Notice of Termination; Effect of Termination.

(a) Notice of Termination. The party hereto desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.4, specifying the provision hereof pursuant to which such termination is effected.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Section 5.2, this Section 7.2, Section 7.3, Article VIII and in the Confidentiality Agreement shall survive the termination hereof and

(ii) except as provided in the last sentence of Section 7.3(c), no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

Section 7.3. Expenses; Termination Fees.

(a) Expenses. Except as otherwise specified in this Section 7.3 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the Merger is consummated.

(b) Termination Fee. If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(b)(i), and (A) at or prior to such time a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned, and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable, with respect to the referenced Competing Transaction, is effective, a termination fee and expense reimbursement in an aggregate amount equal to $45 million (the “Company Termination Fee”);

(ii) by Parent or the Company pursuant to Section 7.1(b)(iii), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction;

(iii) by Parent pursuant to Section 7.1(d)(i), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a

Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction ; or

(iv) by Parent pursuant to Section 7.1(d)(ii) or by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent concurrently with and, in the case of a termination by the Company pursuant to Section 7.1(c)(ii), as a condition of such termination.

(c) Remedies. Parent, Sub and the Company agree that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Company Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 7.3 hereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Definitions. The following terms are defined in the section of this Agreement set forth after each such term below:

Actions	3.13(a)
Agreement	Preamble
Articles of Merger	1.3
Assertion	5.10(b)
Benefit Plans	3.15(a)
Business Employees	3.15(a)
Certificates	2.4(b)
Class A Company Common Stock	First Recital
Class B Company Common Stock	First Recital
Closing	1.2
Closing Date	1.2
Code	2.5
Company	Preamble
Company Balance Sheet	3.7(a)
Company Balance Sheet Date	3.7(a)
Company Charter Documents	3.1(c)
Company Common Stock	First Recital

Company Disclosure Schedule	3.1(b)
Company ESPP	3.2(a)
Company Financials	3.7(a)
Company Intellectual Property	3.12
Company Material Adverse Effect	3.1(a)
Company Material Contract	3.18(a)
Company Permits	3.16(b)
Company Recommendation	5.6(a)(ii)
Company Requisite Vote	3.3(a)
Company SEC Documents	3.6
Company Securities	3.2(a)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Subsidiary Securities	3.2(b)
Company Termination Fee	7.3(b)
Competing Transaction	5.5(a)
Confidentiality Agreement	5.2
Contract	3.2(c)
Dissenting Shares	2.3
Effective Time	1.3
Environmental Laws	3.17
Environmental Liabilities	3.17
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	3.1(b)
GAAP	3.7(a)
Governmental Authority	3.4
Hazardous Substances	3.17
HSR Act	3.4
IBCL	Fourth Recital
Indebtedness	3.2(c)
Indemnified Liability	5.10(a)
Indemnified Parties	5.10(a)
Indemnified Party	5.10(a)
Indemnitors	5.10(b)
Insurance Cap	5.10(a)
Law	3.5
Liens	3.2(b)
Merger	1.1
Merger Consideration	2.1(a)
Mr. Bindley	Third Recital
Non-Recommendation Determination.	5.6(b)
Order	3.5
Outside Date	7.1(b)
Owned Real Property	3.11(a)
Parent	Preamble
Parent Benefit Plans	5.4(a)
Parent ESPP	5.4(c)
Parent Material Adverse Effect	4.1
Paying Agent	2.4(a)
PBGC	3.15(b)
Person	2.4(b)
Personal Property	3.11(c)
Preferred Stock	3.2(a)
Proxy Statement	5.11(a)
Real Property	3.11(b)
Real Property Leases	3.11(b)
Representatives	5.5(a)
Restricted Share	2.2(b)
Restricted Shares	2.2(b)
SEC	2.4(a)
Securities Act	3.6
Shareholders Meeting	5.6(a)(i)
Shares	First Recital
Significant Subsidiary	3.1(b)
Significant Subsidiary Charter Documents	3.1(c)
Sub	Preamble
Subsidiary	3.1(b)
Superior Proposal	5.5(c)
Surviving Corporation	1.1
Tax Return	3.14
Taxes	3.14
Taxing Authority	3.14
Trusts	Third Recital
Voting Agreement	Third Recital

Section 8.2. Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company’s shareholders in the Merger.

Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to:

Express Scripts, Inc.

13900 Riverport Drive

Maryland Heights, MO 63043

Attention: General Counsel

Telephone No.: (314) 770-1666

Telecopy No.: (314) 702-7120

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Gary I. Horowitz, Esq.

Telephone No.: (212) 455-2000

Telecopy No.: (212) 455-2502

(b)	if to the Company, to:

Priority Healthcare Corporation

250 Technology Park

Lake Marty, Florida 32746

Attention: Scott D. Teets, Esq.

Telephone No.: (407) 804-6772

Telecopy No.: (407) 804-3918

with a copy to:

Baker & Daniels LLP

300 North Meridian Street, Suite 2700

Indianapolis, Indiana

Attention: James A. Aschleman, Esq.

Telephone No.: (317) 237-0300

Telecopy No.: (317) 237-1000

Section 8.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 21, 2005. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. As used in this Agreement, the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified herein. Unless specified herein, all references to any period of days shall be deemed to be the relevant number of calendar days. As used in this Agreement, the terms “dollars” or “$” means United States dollars. As used in this Agreement, the term “cash” means dollars in immediately available funds. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 8.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Section 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.10. Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, except that the provisions of the IBCL shall govern the Merger.

Section 8.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12. Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto:

(i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts of the State of New York;

(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.4 or at such other address of which a party shall have been notified pursuant thereto;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(vi) agrees to appoint an agent for service of process in New York.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

*    *    *    *    *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EXPRESS SCRIPTS, INC.

By:	/s/ George Paz
Name:	George Paz
Title:	President and Chief Executive Officer

PONY ACQUISITION CORPORATION

By:	/s/ George Paz
Name:	George Paz
Title:	President

PRIORITY HEALTHCARE CORPORATION

By:	/s/ Steven D. Cosler
Name:	Steven D. Cosler
Title:	President and Chief Executive Officer